Exhibit 4.25

                         AMENDED COMPENSATION AGREEMENT

This Amended Compensation Agreement is dated as of June 16, 2003 among Autocarbon, Inc., a Delaware corporation (the "Company") and Ronald Murphy ("Consultant").

WHEREAS, the Company had requested that the Consultant provide the Company with services in connection with their business, and the Consultants provided the Company with such services;

WHEREAS, the Company compensated the Consultant with an option to purchase shares of its common stock for such services rendered;

WHEREAS, the Company entered into a Compensation Agreement dated April 28, 2003 (the "Agreement") evidencing such agreement; and

WHEREAS, the Company and the Consultant have agreed to amend the Agreement pursuant to this Amended Compensation Agreement.

NOW THEREFORE, in consideration of the mutual covenants hereinafter stated, it is agreed as follows:

Section 1 of the Agreement is replaced in its entirety with the following:

1. The Company has issued an option to purchase up to 105,000 shares of the Company's common stock, $.0001 par value per share, to Consultant.

IN WITNESS WHEREOF, this Amended Compensation Agreement has been executed by the parties as of the date first above written.

Autocarbon, Inc.

/s/James Miller President
James Miller President



/s/Ronald Murphy
Ronald Murphy